Exhibit 10.55
AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amendment to the Amended and Restated Employment Agreement (this “Amendment”) by and between WebMD Health Corp., a Delaware corporation (the “Company”), and Anthony Vuolo (“Executive”) is effective as of December 10, 2008.
     WHEREAS, Executive and the Company (formerly known as WebMD Health Holdings, Inc.) are parties to an Amended and Restated Employment Agreement dated as of July 14, 2005 (as previously amended, the “Agreement”); and
     WHEREAS, Executive and WebMD desire to (i) amend the Employment Agreement to comply with final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended, (ii) amend the bonus provision to provide for discretionary bonuses consistent with past practice and (iii) describe the grant of nonqualified options and restricted stock made to the Executive on December 10, 2008.
     NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the parties agree that the Agreement is amended as set forth below:
1.	Section 2.6 is amended in its entirety to read as follows:

“Executive shall have the opportunity to earn an annual bonus of up to 100% of Executive’s Base Salary, the actual amount of which to be determined by the Company’s Compensation Committee in its sole and absolute discretion (or the Compensation Committee of the Board of Directors of Parent in the event that it determines to pay Executive a bonus for the services to be rendered by Executive to Parent in its sole and absolute discretion). Such bonus shall be payable at such time as the Company generally pays bonuses to its executive officers each year (or in the case of Parent, when Parent generally pays bonuses to its executive officers each year) provided that, except as otherwise provided in Section 5.3(a)(iii) of this Agreement, Executive is employed by the Company on the date of payment.”

2.	Section 4(e) is amended in its entirety to read as follows: “Intentionally Omitted”.

3.	Section 5.3(a) is amended in its entirety to read as follows:
     “(a) The Employment Period may be terminated at any time by the Company without Cause. If the Company terminates the Employment Period without Cause, the Company shall have the following obligations to Executive subject to Section 5.3(c) and 5.4:
(i)	A continuation of the Base Salary for a period (the “Severance Period”) commencing on the date of termination and ending 18 months from the date of termination, payable in accordance with Section 5.3(b).

(ii)	Executive shall be eligible to continue to participate for a period commencing on the date of termination and ending on the third anniversary of the date of termination (the “Extended Benefit Period”), on the same terms and conditions that would have applied had he remained in the employ of the Company during the Extended Benefit Period, in all medical, vision, dental and life insurance plans provided to Executive pursuant to Section 2.2 at the time of such termination and which are provided by the Company to its employees following the date of termination (“Welfare Plans”). With respect to any continuation of Executive’s insurance coverage under this Section 5.3(a)(ii), the Company may require Executive to elect “COBRA,” and, in such case, the Company will pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period that Executive is eligible for COBRA. In lieu of continued participation in the Company’s disability insurance plan, the Company shall make three lump sum payments to Executive, each of which to be in an amount equal to the greater of two times the annualized cost that the Company had paid for Executive’s disability insurance during the year in which the termination occurs and $10,000, for each year during the Extended Benefit Period; provided that any subsequent payments that would have been due will cease upon Executive becoming eligible for disability payments with a subsequent employer. The first payment shall be made on the Starting Date (as defined below), but subject to Section 5.3(c), and the second and third payments shall be made (if due) within 30 days after the first and second anniversary of the date of termination.

(iii)	Amounts equal to the sum of the following: (A) if the termination of Executive’s employment occurs after the completion of the Company’s fiscal year, but prior to the payment of the bonus for that year contemplated by Section 2.6, Executive shall be entitled to receive the bonus otherwise payable in accordance with such Section (if any) at such time as bonuses are paid generally to executive officers for such year but in no event later than December 31 of the year in which Executive’s employment terminates; (B) payment by the Company (or Parent, if applicable) to Executive of a bonus for the fiscal year in which the termination of employment occurs payable at such time as bonuses are paid generally to executive officers for such year but in no event later than December 31 of the year following the year in which Executive’s employment terminates, the amount of which to be the bonus paid by the Company (or Parent, if applicable) to the Executive for the prior fiscal year (if any, the “Prior Bonus Payment”) and (C) payment by the Company (or Parent, if applicable) to Executive of a bonus for the six months following the fiscal year in which the termination of employment occurs payable at such time as bonuses are paid generally to executive officers for such year but in no event later than December 31 of the second year following the year in which Executive’s employment terminates, the amount of which to be 50% of the Prior Bonus Payment (if any).

(iv)	Each vested option to purchase Parent common stock that Executive holds other than the option granted on March 17, 2004 and December 10, 2008 (each such option is referred to as an “Affected Parent Option”) shall remain exercisable until such Affected Parent Option would expire under the terms of the Parent Stock Option Agreement pursuant to which such Affected Parent Option was granted, and otherwise be treated for purposes of the terms and conditions thereof as if Executive was employed by the Parent until the latest possible date. In the event there is a transaction (e.g., a spinoff of the Company) that results in the Company no longer being a Subsidiary (as defined in the Parent Stock Option Plans) of the Parent, this provision shall apply to the Affected Parent Options and the options granted on each of March 17, 2004 and December 10, 2008 will be governed by the terms of the applicable option agreement.

(v)	In the event of the termination of Executive’s employment by the Company without Cause prior to the fourth anniversary of the Effective Date, 25% of the New Stock Option shall continue to vest and remain outstanding as if Executive remained in the employ of the Company through the vesting date following the date of termination;
provided further, that the continuation of the payments, benefits and option exercisability described in clause (i)-(v) above shall cease on the occurrence of any material breach of the covenants contained in Section 6 below; provided further, however, that Executive’s eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein. Anything to the contrary herein notwithstanding in Section 5.2 or this Section 5.3, the Company shall have no obligation to continue to maintain any Welfare Plan solely as a result of the provisions of this Agreement.
4.	Section 5.3(b) is amended by redesignating it as Section 5.3(d) and inserting a new Section 5.3(b) and a new Section 5.3(c) to read as follows:
     “(b) The payments described in Section 5.3(a)(i) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the 18-month period following Executive’s termination of employment. Commencement of payments of the benefits described in Section 5.3(a)(i) shall begin on the first payroll date that occurs in the first month that begins 60 days after the date of Executive’s termination of employment (the “Starting Date”) provided that Executive has satisfied the requirements of Section 5.4 of this Agreement; provided, however, that payment may be made on any date no earlier than 30 days prior to such payroll date if the provisions of Section 5.4 have been satisfied (including the expiration of the applicable revocation period). The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the benefits described in Section 5.3(a)(i) had begun on the first payroll date following Executive’s termination of employment. This timing of the commencement of benefits is subject to Section 5.3(c) below.
     (c) Notwithstanding the foregoing or any other provisions of this Agreement, any payment under this Agreement of the benefits described in items (i) through (v) of Section 5.3(a) above (including the provision of welfare benefits) that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six months after the date of Executive’s termination of employment or Executive’s death and (ii) the Starting Date. On the earliest date on which such payments can be made or commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. If the amount of the employer portion of any premiums for any Welfare Plan described in Section 5.3(a)(ii) are delayed as a result of this Section 5.3(b), Executive shall pay such premiums until the earliest date at which the Company may pay the premiums without violating the requirements of Section 409A(a)(2)(B)(i) of the Code and, on such date, the Company shall reimburse Executive for all of such premiums paid by Executive.”
5.	Section 5.4 is amended by deleting the last sentence thereof and inserting the following:

“Accordingly, in order to receive any of the benefits described in Section 5.3 or Section 5.5 under this Agreement, Executive must (i) execute and deliver to the Company an acknowledgement confirming the above within fifty (50) days of the date of Executive’s termination of employment and (ii) not revoke such acknowledgement pursuant to any revocations rights afforded by law. The Company shall provide to Executive the form of such acknowledgement no later than three (3) days following Executive’s termination of employment. If Executive does not timely execute and deliver to the Company such acknowledgement, or if Executive executes it, but revokes it, no benefits under Section 5.3 or Section 5.5 shall be paid.”
6.	Section 5.5 is amended by adding the words “subject to Section 5.4” to the end of the last sentence of Section 5.5(a).

7.	Section 5.6 of the Agreement is amended by inserting the following at the end thereof:

“provided, however, that no public offering or any split-off, spin-off or other divestiture of the Company to stockholders of either the Company or Parent or any merger or similar combination only between Parent and the Company (or affiliates thereof) shall constitute a Change in Control for purposes of this Agreement. In addition, a Change in Control of Parent shall only apply to the terms of this Agreement (except as provided in Section 5.3(a)(iv)) so long as at the time of the Change in Control of Parent, the Company is a Subsidiary of Parent; provided, that if, in connection with a Change of Control of the Parent, there is a spin-off of the Company from Parent that results in the Company not having a controlling shareholder, such Change in Control of Parent would not apply to this Agreement.”

8.	A new Section 8.5 is added to read as follows:
     “8.5 Time for Gross-Up Payment. Notwithstanding anything contained herein to the contrary, the Company shall pay to Executive any Gross-Up Payments hereunder no later than sixty days following the date that Executive pays the corresponding tax.”
9.	Section 9.5 is amended by deleting the last sentence thereof and replacing it with the following:

“The Company agrees that if an action is commenced by the Company or Executive hereunder and Executive prevails or such action is settled by the parties, the Company shall reimburse Executive for his reasonable legal fees in connection with such action provided that Executive submits a written expense report for such reimbursement at least 60 days prior to December 31 of the year following the year in which he incurred the legal fees. The amount of fees reimbursed under this Section 9.5 in one year may not affect the fees reimbursed under this Section 9.5 in any other year. Executive’s right to the fees under this

Section 9.5 shall not be subject to liquidation or exchange for another benefit. Subject to the requirement for Executive’s submission of a written expense report, the Company shall pay to Executive the amount of such legal fees no later than the earlier of (a) sixty days after Executive submits the written expense report for reimbursement or (b) December 31 of the year following the year in which Executive incurred the legal fees. Notwithstanding the foregoing, if the action is still pending as of October 31 of any year following a year which Executive incurs such legal fees, then the Company shall be obligated to pay Executive’s reasonable legal fees within 45 days following the court decision or settlement, whichever is applicable, if (a) Executive prevails on such action or such action is settled and (b) Executive submits a written expense report for reimbursement within 30 days following the court decision or settlement, whichever is applicable.”
10	A new Section 9.10 is added to read as follows:
     “9.10 Section 409A Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from Section 409A of the Code or shall comply with Section 409A (including Treasury regulations and other published guidance related thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to the Executive or any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of that section.”
11.	A new Section 9.11 added to read as follows:
     “9.11 Separation from Service. For purposes of this Agreement, all references to Executive’s termination of employment shall mean his “separation from service” as defined in Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.”
12.	A new Section 4(g) to read as follows:
                    “Equity Grants. The Compensation Committee of the Board of Directors of the Company approved the following equity grants to the Executive on December 10, 2008 (“date of grant”):
                    (i) A nonqualified option (the “2008 Options”) to purchase 196,000 shares of the Company’s common stock under its Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”) The per share exercise price is the closing price of the Company’s common stock on the date of grant and the 2008 Options shall vest subject to the Executive’s continued employment on the applicable vesting dates (except as set forth in the following sentences) in equal annual installments of 25% commencing on March 31, 2010 (full vesting on March 31, 2013). In the event of a Change in Control of the Company or the Parent, the Executive may resign at any time after the one year anniversary of such Change in Control and the 2008 Options shall continue to vest and remain outstanding through the second anniversary of the Change in Control and the 90 day post termination exercise period would commence on the second vesting date subject to the Executive’s execution of the acknowledgement described in Section 5.4 below and continued compliance with the Trade Secret and Proprietary Information Agreement; . In the event that the Executive’s employment is terminated without Cause or Good Reason on or following such a Change in Control of the Parent or the Company, the 2008 Options shall continue to vest and remain outstanding through the second anniversary of the Change in Control and the 90 day post termination exercise period would commence on the second vesting date, subject to the Executive’s execution of the acknowledgement described in Section 5.4 below and continued compliance with the Trade Secret and Proprietary Information Agreement. The 2008 Options will have a term of ten years, subject to earlier expiration in the event of termination of employment in accordance with the Plan. Subject to the terms of this Section, the 2008 Options shall be evidenced by the Company’s standard form of option agreement.
     (ii) 49,000 shares of Restricted Stock (the “2008 Restricted Shares”) under the terms of the Plan. The 2008 Restricted Shares shall vest and the restrictions thereon lapse in the same manner as the 2008 Options subject to the Executive’s continued employment on the applicable vesting dates except as set forth in the following sentences. In the event of a Change in Control of the Parent or of the Company, the Executive may resign at any time after the one year anniversary of such Change in Control and that portion of the 2008 Restricted Shares that would have vested through the second anniversary of the Change in Control will accelerate to the date of termination; subject to the same provisos as set forth above with respect to the 2008 Options and subject to the Executive’s execution of the acknowledgement described in Section 5.4 below. In the event that Executive’s employment is terminated without Cause or for Good Reason on or following a Change in Control of the Parent or of the Company, that portion of the 2008 Restricted Shares that would have vested through the second anniversary of the Change in Control will accelerate to the date of termination and subject to the Executive’s execution of the acknowledgement described in Section 5.4 below. Subject to the terms of this Section, the 2008 Restricted Shares shall be evidenced by the Company’s standard form of restricted stock agreement.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley

Name: Douglas W. Wamsley Title: Executive Vice President

/s/ Anthony Vuolo

ANTHONY VUOLO

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